                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            HOUGHTON MIFFLIN COMPANY
                                       AT
                              $60.00 NET PER SHARE
                                       BY
                              SORAYA MERGER INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               VIVENDI UNIVERSAL

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 6, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 1, 2001, AMONG VIVENDI UNIVERSAL, SORAYA MERGER INC. AND HOUGHTON MIFFLIN COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY (AS DEFINED HEREIN) HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS TENDER THEIR SHARES (AS DEFINED HEREIN) IN THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to The Bank of New York (the "DEPOSITARY") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in
Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

    Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc. (the "INFORMATION AGENT") or to Lazard
Freres & Co. LLC at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC

June 8, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      1
INTRODUCTION................................................      5
THE TENDER OFFER............................................      7
     1. Terms of the Offer..................................      7
     2. Procedures for Tendering Shares.....................      9
     3. Withdrawal Rights...................................     12
     4. Acceptance for Payment and Payment..................     12
     5. Certain U.S. Federal Income Tax Consequences........     14
     6. Price Range of the Shares; Dividends on the
     Shares.................................................     14
     7. Effect of the Offer on the Market for the Shares;
        NYSE Listing; Exchange Act Registration; Margin
        Regulations.........................................     15
     8. Certain Information Concerning the Company..........     16
     9. Certain Information Concerning Parent and the
     Purchaser..............................................     18
    10. Source and Amount of Funds..........................     19
    11. Contacts and Transactions with the Company;
     Background of the Offer................................     19
    12. Purpose of the Offer; the Merger Agreement; Plans
     for the Company........................................     21
    13. Dividends and Distributions.........................     35
    14. Certain Conditions of the Offer.....................     35
    15. Certain Legal Matters...............................     36
    16. Fees and Expenses...................................     38
    17. Miscellaneous.......................................     39
SCHEDULE I--Directors and Executive Officers of Parent and
  the Purchaser.............................................    S-1

                               SUMMARY TERM SHEET

    Soraya Merger Inc. is offering to purchase all of the outstanding common stock of Houghton Mifflin Company for $60.00 per share in cash. The following are some of the questions you, as a stockholder of Houghton Mifflin Company, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

    WHO IS OFFERING TO BUY MY SHARES?

    Our name is Soraya Merger Inc. We are a Massachusetts corporation formed for the purpose of making a tender offer for all of the common stock of Houghton Mifflin Company. We are a wholly owned subsidiary of Vivendi Universal, a societe anonyme organized under the laws of France. See "Introduction" and
Section 9--"Certain Information Concerning Parent and the Purchaser"--of this offer to purchase.

    WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding common stock of Houghton Mifflin Company. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

    HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $60.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

    DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Vivendi Universal, our parent company, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. Vivendi Universal expects to obtain sufficient funds from internally generated funds of Parent and its subsidiaries and commercial paper facilities or other short-term debt financings. The offer is not conditioned upon any financing arrangements. See
Section 10--"Source and Amount of Funds"--of this offer to purchase.

    IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    --the offer is being made for all outstanding shares solely for cash,

    --the offer is not subject to any financing condition, and

    --if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on July 6, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1--"Terms of the Offer"--and
Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

    CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

    --we will extend the offer for a period of time we believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied; however, we are not required to extend the offer beyond September 30, 2001 (provided that if the condition set forth in clause (ii) of the first sentence of
Section 14--"Certain Conditions of the Offer"--of this offer to purchase has not been satisfied on that date, then that date will be extended to December 31,
2001); and

    --we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

    See Section 1--"Terms of the Offer"--of this offer to purchase.

    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer"--of this offer to purchase.

    WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    There is no financing condition to the offer; however:

    --we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least two-thirds of the shares of Houghton Mifflin Company outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Houghton Mifflin Company.

    --we are not obligated to purchase any tendered shares if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated or any approvals under any similar foreign antitrust or competition laws and regulations have not been obtained.

    The offer is also subject to a number of other conditions. See
Section 14--"Certain Conditions of the Offer"--of this offer to purchase.

    HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not, by August 6, 2001, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

    WHAT DOES THE HOUGHTON MIFFLIN COMPANY BOARD OF DIRECTORS THINK OF THE
OFFER?

    We are making the offer pursuant to a merger agreement among us, Vivendi Universal and Houghton Mifflin Company. The Houghton Mifflin Company board of directors unanimously approved and adopted the merger agreement, our tender offer and our proposed merger with Houghton Mifflin Company. The board of directors of Houghton Mifflin Company has determined that the offer and the merger are advisable and fair to and in the best interests of Houghton Mifflin Company and its stockholders and unanimously recommends that stockholders tender their shares in the tender offer. See the "Introduction" to this offer to purchase.

    WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

    If we accept for payment and pay for at least two-thirds of the outstanding shares on a fully diluted basis of Houghton Mifflin Company, we will be merged with Houghton Mifflin Company. If that merger takes place, Vivendi Universal will indirectly own all of the shares of Houghton Mifflin Company, and all other stockholders of Houghton Mifflin Company will receive $60.00 per share in cash (or any higher price per share that is paid in the offer).

    There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Massachusetts law. See
Section 12--"Purpose of the Offer; the Merger Agreement; Plans for the Company"--of this offer to purchase.

    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Massachusetts law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and of shares of Houghton Mifflin Company that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Houghton Mifflin Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7--"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations"--and

Section 12--"Purpose of the Offer; the Merger Agreement; Plans for the Company"--of this offer to purchase.

    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On May 31, 2001, the last trading day before Houghton Mifflin Company and Vivendi Universal announced that they had signed the merger agreement, the last sale price of the shares reported on the New York Stock Exchange was $54.56 per share. On June 7, 2001, the last trading day before we commenced our tender offer, the last sale price of the shares was $59.55 per share. We advise you to obtain a recent quotation for shares of Houghton Mifflin Company in deciding whether to tender your shares. See Section 6--"Price Range of the Shares; Dividends"--of this offer to purchase.

    TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free) or Lazard Freres & Co. LLC at (212) 632-6717 (call collect). Georgeson Shareholder Communications Inc. is acting as the information agent and Lazard Freres & Co. LLC is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
HOUGHTON MIFFLIN COMPANY:

                                  INTRODUCTION

    SORAYA MERGER INC., a Massachusetts corporation (the "PURCHASER") and wholly owned subsidiary of VIVENDI UNIVERSAL, a societe anonyme organized under the laws of France ("PARENT"), hereby offers to purchase all the outstanding shares of common stock, par value $1.00 per share, including rights to purchase the Series A Junior Participating Preferred Stock (the "RIGHTS") issued pursuant to the Rights Agreement, as amended (the "RIGHTS AGREEMENT"), dated as of July 30, 1997 by and between the Company (as defined below) and BankBoston, N.A., as Rights Agent (together, the "SHARES"), of HOUGHTON MIFFLIN COMPANY, a Massachusetts corporation (the "COMPANY"), at a price of $60.00 per Share, net to the seller in cash, without interest thereon (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "OFFER").

    Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Lazard Freres & Co. LLC, which is acting as Dealer Manager (the "DEALER MANAGER"), The Bank of New York, which is acting as the Depositary (the "DEPOSITARY"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section 16.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 1, 2001 (the "MERGER AGREEMENT"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "MERGER"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE
"SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    J.P. MORGAN SECURITIES INC. HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF J.P. MORGAN SECURITIES INC., DATED MAY 31, 2001, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE HOLDERS OF SHARES IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF

VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, CAREFULLY READ THE SCHEDULE 14D-9 AND SUCH OPINION IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 HEREOF) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST TWO-THIRDS OF THE FULLY DILUTED SHARES (AS DEFINED IN SECTION 14) ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION") AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED AND ANY APPROVALS UNDER ANY SIMILAR FOREIGN ANTITRUST OR COMPETITION LAWS AND REGULATIONS ("FOREIGN ANTITRUST LAWS") HAVING BEEN OBTAINED.

    Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company and Shares having been purchased pursuant to the Offer.

    The Company has informed the Purchaser that, as of April 30, 2001, there were: (a) 28,877,784 Shares issued and outstanding; (b) 1,788,316 Shares subject to outstanding options to purchase Shares from the Company; and
(c) approximately 30,666,100 Fully Diluted Shares. Based upon the foregoing and assuming that no Shares are otherwise issued after April 30, 2001, the Minimum Tender Condition will be satisfied if at least 20,444,067 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Tender Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on July 6, 2001, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "EXPIRATION DATE" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived,
(b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted by clause (a) or (b) of this sentence. If all of the conditions to the Offer are not satisfied on the Expiration Date then the Purchaser will extend the Offer for one or more periods of time until such conditions are satisfied or waived; PROVIDED that the Purchaser will not be required to extend the Offer beyond September 30, 2001 (PROVIDED that if the condition set forth in clause (ii) of the first sentence of Section 14 has not been satisfied at that date, then that date will be extended to December 31, 2001) (the "OUTSIDE DATE"). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive the Minimum Tender Condition or modify or add to the conditions of the Offer in any manner adverse to the holders of Shares, (iv) except as provided above, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) otherwise amend the Offer in any manner adverse to the holders of Shares.

    If by 12:00 midnight, New York City time, on July 6, 2001 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer; PROVIDED, HOWEVER, that if all such conditions that have not been satisfied or waived prior to the Expiration Date are reasonably capable of being satisfied, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, PROVIDED that the Purchaser shall not be required to extend the Offer beyond the Outside Date.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than

9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including
Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "BUSINESS DAY" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "SUBSEQUENT OFFERING PERIOD"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired,
(ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and
(v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after July 6, 2001. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

    THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    APPOINTMENT. By executing a Letter of Transmittal (or facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 8, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 6, 2001.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and Foreign Antitrust Laws. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or
(b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the stockholder's aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

    If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies under penalty of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

    The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are listed on the NYSE under the symbol "HTN", and have been at all times since September 15, 1967. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE Composite Transactions Tape and the amount of cash dividends paid per Share.

                                                                                     COMMON STOCK
                                                                HIGH       LOW      CASH DIVIDENDS
                                                              --------   --------   --------------
Fiscal Year Ended December 31, 2000:
  First Quarter.............................................  $ 43.88    $ 38.06    $        0.130
  Second Quarter............................................  $ 50.69    $ 36.88    $        0.130
  Third Quarter.............................................  $ 51.82    $ 37.75    $        0.130
  Fourth Quarter............................................  $ 47.19    $ 29.50    $        0.130
Fiscal Year Ending December 31, 2001:
  First Quarter.............................................  $ 47.19    $ 39.25    $        0.130
  Second Quarter (through June 7, 2001).....................  $ 59.70    $ 42.90    $        0.130

    On May 31, 2001, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $54.56 per Share. On June 7, 2001, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $59.55 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    NYSE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the total number of holders of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 Shares for the most recent 12 months) or the Company's average total global market capitalization over a consecutive 30-trading day period is less than $15,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of April 30, 2001, there were 28,877,784 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Massachusetts corporation with its principal offices at 222 Berkeley Street, Boston, Massachusetts 02116, telephone number (617) 351-5000. According to the Company's Annual Report for the fiscal year ended December 31, 2000, the Company's principal business is publishing, and its operations are classified into three operating segments: K-12 publishing, college publishing and other business (which includes the publishing of fiction, nonfiction, children's books, dictionaries, reference materials in a variety of formats and media, and the development and delivery of computer-based testing solutions).

    Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Company's Report on Form 10-Q for the quarter ended March 31, 2001. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                            HOUGHTON MIFFLIN COMPANY
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    AS OF MARCH 31,         AS OF DECEMBER 31,
                                                -----------------------   -----------------------
                                                   2001         2000         2000         1999
                                                ----------   ----------   ----------   ----------
                                                      (UNAUDITED)
Balance Sheet Data:
Total Current Assets..........................  $  418,551   $  361,340   $  425,257   $  365,109
Total Assets..................................  $1,119,927   $1,044,914   $1,123,974   $1,038,743
Total Current Liabilities.....................  $  275,192   $  306,919   $  387,153   $  259,197
Total Liabilities.............................  $  749,565   $  655,088   $  710,112   $  605,722
Total Stockholders' Equity....................  $  370,362   $  389,826   $  413,862   $  433,021

Income Statement Data:
Net Sales.....................................  $  108,872   $  102,509   $1,027,637   $  949,448
Operating Income (Loss).......................  $  (60,942)  $  (58,749)  $  136,290   $  111,960
Income (Loss) Before Extraordinary Item.......  $  (42,441)  $  (39,359)  $   55,824   $   45,984
Net Income (Loss).............................  $  (42,441)  $  (39,359)  $   55,824   $   76,304
Income (Loss) Per Share Before Extraordinary
  Item--Basic.................................  $    (1.55)  $    (1.37)  $     1.94   $     1.60
Net Income (Loss) Per Share--Basic............  $    (1.55)  $    (1.37)  $     1.94   $     2.65
Income (Loss) Per Share Before Extraordinary
  Item--Diluted (except when anti-dilutive)...  $    (1.55)  $    (1.37)  $     1.92   $     1.57
Net Income (Loss) Per Share--Diluted (except
  when anti-dilutive).........................  $    (1.55)  $    (1.37)  $     1.92   $     2.60

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of net sales and net income for the Company for the years 2001 through 2003:

                                                              2001         2002         2003
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Net Sales................................................  $1,159,462   $1,210,564   $1,295,662
Net Income...............................................  $   63,568   $   59,880   $   90,901

    The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, with respect to industry performance, forecasting on pension returns, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    The Purchaser, a Massachusetts corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Vivendi Universal.

    Parent is a societe anonyme organized under the laws of France. The principal office of Parent is located at 42, avenue de Friedland, 75380 Paris, Cedex 08, France, telephone +33 1 71 71 1000. The principal office of the Purchaser is located at care of Vivendi Universal Holding I Corp. at 800 Third Avenue, Seventh Floor, New York, New York 10022, telephone 212-572-7855.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, neither the Purchaser nor Parent, nor, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or Parent or any of the persons so listed, beneficially owns any equity security of the Company, and neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase or the Schedule TO (as defined below), (a) there have not been any contacts, transactions or negotiations between the Purchaser or Parent, any of their respective subsidiaries or, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned on any financing arrangements.

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $1,741,500,000. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Parent, either directly or through one or more wholly owned subsidiaries of Parent, to the Purchaser. Parent plans to make these contributions or loans through internally generated funds of Parent and its subsidiaries and commercial paper facilities or other short-term debt financings.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    Beginning in the late fall of 2000 and continuing through the first quarter of 2001, Mr. Nader Darehshori, Chairman, President and Chief Executive Officer of the Company, met with various participants in the publishing industry, including Parent, to explore, on a very preliminary and general basis, a broad range of strategic alternatives.

    Representatives of Parent had a luncheon meeting with Mr. Darehshori on January 9, 2001, at which meeting there was a general discussion relating to the publishing industry and an overview of the business strategy of Parent and the Company. At the end of January, Parent and the Company entered into the Confidentiality Agreement (as defined herein). Thereafter, the Company provided Parent with non-public financial information.

    Representatives of Parent met with Mr. Darehshori on February 1, 2001. Parent's representatives indicated that Parent was interested in pursuing a business combination transaction with the Company. Mr. Darehshori stated that the Company was still in the process of considering various strategic alternatives.

    In the latter part of March 2001, a representative of Parent called
Mr. Darehshori to indicate Parent's continuing interest in pursuing a business combination transaction with the Company, and a meeting was scheduled for April 4, 2001. At this meeting, attended by Mr. Darehshori, Mr. Eric Licoys, Co-Chief Operating Officer of Parent, Ms. Agnes Touraine, Vice Chairman and Chief Executive Officer of Vivendi Universal Publishing and Mr. Jean-Laurent Nabet, Director of Mergers and Acquisitions of Parent, the parties discussed the possible business combination. Thereafter, on April 17, 2001, a meeting was held in Paris, France between representatives of Lazard Freres & Co., financial advisors to Parent, and J.P. Morgan Securities Inc., financial advisor to the Company, to discuss valuation issues.

    On April 23, 2001, Mr. Jean-Marie Messier, Chairman and Chief Executive Officer of Parent, delivered a letter to the Company which set forth Parent's preliminary non-binding expression of interest for a business combination, which preliminary expression of interest stated that Parent's formulation of an actual offer would be contingent upon its due diligence investigation and its assessment of various financial parameters and synergies and was subject to board approval on Parent's part, and stated that the price range that Parent was considering was up to $62.00 per Share payable in cash.

    From May 2, 2001 through May 4, 2000, representatives of Parent together with its legal and financial advisors conducted legal and financial due diligence investigations of the Company in Boston.

    On May 7 and 8, 2001, representatives of Parent together with its legal and financial advisors attended management presentations in Boston concerning each of the Company's business units.

    During the period from May 4th to May 28th, 2001, representatives of Parent and the Company engaged in discussions concerning valuation, but no formal offer was made by Parent. During such discussions, representatives of Parent suggested a valuation of $58.00 per Share, which representatives of the Company responded would not be acceptable.

    On May 28, 2001, Mr. Licoys and Ms. Touraine met with Messrs. Darehshori and Mr. Michael Goldstein, Chairman of the Special Committee of the Company's Board of Directors. Mr. Licoys stated that, while any formal offer would be subject to approval of Parent's board of directors (a regular meeting of which was scheduled for May 29, 2001), he believed Parent would be prepared to offer $58.00 per Share or perhaps $58.50 per Share. Messrs. Darehshori and Goldstein stated that $58.00 per Share was unacceptable. Mr. Goldstein indicated that he believed a price of $62.00 per Share was appropriate. There was then a general discussion relating to valuation. Mr. Licoys did not increase the proposed offer, and the meeting adjourned.

    On the afternoon of May 29, 2001, after a meeting of the Board of Directors of Parent, Mr. Licoys talked with Mr. Darehshori and Mr. Goldstein and stated that Parent was willing to pay $60.00 a share for all of the Company's common stock. Messrs. Darehshori and Goldstein replied that they would communicate the offer to the Company's Board of Directors.

    On May 30, 2001, Mr. Licoys talked by telephone with Messrs. Darehshori and Goldstein. They indicated that the Special Committee established by the Company's Board of Directors would be prepared to recommend acceptance of a price of $60.00 per Share contingent upon the negotiation of a favorable transaction agreement. Thereafter, legal and business representatives of Parent and the Company proceeded to negotiate the Merger Agreement. By early evening on May 31, 2001, agreement had been reached on the major elements of the Merger Agreement.

    A meeting of the Company's Board of Directors was held on the evening of May 31, 2001 at which Parent has been advised that representatives of J.P. Morgan Securities Inc., Skadden, Arps, Slate, Meagher & Flom LLP and Cadwalader, Wickersham & Taft were present. Members of the Special Committee stated their approval of the Offer and principal terms of the Merger Agreement. Thereafter, the full Board of Directors unanimously approved the principal terms of the Merger Agreement and authorized management to finalize the details of the Merger Agreement.

    In the early morning of June 1, 2001, the remaining details of the Merger Agreement were finalized and the Merger Agreement was executed by the parties. On June 1, 2001, prior to the commencement of trading on the New York Stock Exchange, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

    During the Offer, Parent intends to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY

PURPOSE

    The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

THE MERGER AGREEMENT

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, and each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    VOTE REQUIRED TO APPROVE MERGER. The Massachusetts Business Corporation Law (the "MBCL") requires, among other things, that the Merger Agreement must be approved by the holders of at least two-thirds of the shares of each class of the Company's stock outstanding and entitled to vote on the question or such lesser percentage as is required under the Company's restated articles of organization (but in no event less than a majority). Other than the Shares, there are no shares of any class of the Company's stock outstanding and the Company's restated articles of organization do not contain any provision that would reduce the vote required by the Company's stockholders for approval of the Merger Agreement. Consequently, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. At such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires--through the Offer, the Merger Agreement or otherwise--voting power with respect to at least two-thirds of the outstanding Shares (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the holders of at least two-thirds of the voting power of all Shares shall have approved the Merger Agreement at a meeting of the Company's Stockholders (the "COMPANY STOCKHOLDERS APPROVAL"); (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any approvals under Foreign Antitrust Laws applicable to the Merger shall have been obtained; (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Federal, state, local or foreign government, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "GOVERNMENTAL ENTITY") of competent jurisdiction or other legal restraint or prohibition (collectively,

"RESTRAINTS") shall be in effect preventing the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and (d) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the effective time of the Merger (the "EFFECTIVE TIME"):

        (a) by mutual written consent of Parent and the Company (PROVIDED that after the Specified Date (as defined under "Takeover Proposals"), the consent of a majority of the Independent Directors (as defined under "Board of Directors") shall also be required);

        (b) by either Parent or the Company:

           (i) if (A) as of the result of the failure of any of the conditions set forth under Section 14, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or (B) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to the Outside Date; PROVIDED, HOWEVER, that this right to terminate the Merger Agreement is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time; and PROVIDED, FURTHER, however, that the passage of such period shall be tolled for any part thereof during which any party or any of its affiliates shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer or any of the other transactions contemplated by the Merger Agreement;

           (ii) if any Restraint having any of the effects set forth in clause (c) under "--Conditions to the Merger" or having the effect of preventing the consummation of the Offer shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate the Merger Agreement for this reason shall have used reasonable efforts to prevent the entry of and to remove such Restraint; or

          (iii) if, upon a vote of a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; PROVIDED, HOWEVER, that the Merger Agreement may not be terminated by Parent for this reason if Parent or the Purchaser has not caused all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the approval of the Merger Agreement;

        (c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Section 14, and (B) is incapable of being or has not been cured by the Company within 30 calendar days after giving written notice to the Company of such breach or failure to perform;

        (d) by Parent:

           (i) if the Company or any of its directors or officers shall breach its obligations set forth under "Takeover Proposals" in any material respect; or

           (ii) (w) if the Board of Directors of the Company or any committee thereof shall withdraw or modify, or make any disclosure to the stockholders of the Company, whether or not permitted pursuant to the provisions set forth under "Takeover Proposals", that has the effect of withdrawing or modifying, its approval or recommendation of the Offer, the Merger or the Merger Agreement, (x) if the Board of Directors of the Company or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of the

       Company, whether or not permitted pursuant to the provisions set forth under "Takeover Proposals", that has the effect of approving or recommending, to the stockholders of the Company a Takeover Proposal (as defined under "Takeover Proposals"), (y) if, after a Takeover Proposal shall have been made public, the Board of Directors of the Company fails to affirm its recommendation of the Offer, the Merger and the Merger Agreement as promptly as practicable (but in any case within 3 business days) after any request from Parent or (z) if a tender offer or exchange offer constituting a Takeover Proposal is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such offer by the stockholders of the Company (including by taking no position with respect to the acceptance of such offer by the stockholders of the Company); or

          (iii) if any person shall have consummated a tender offer or an exchange offer or other transaction constituting a Takeover Proposal;

        (e) prior to the Specified Date (as defined under "Takeover Proposals") by the Company, if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement which breach is incapable of being or has not been cured by Parent within 30 calendar days after giving written notice to Parent of such breach;

        (f) prior to the Specified Date by the Company, in accordance with the provisions set forth under "Takeover Proposals", subject to compliance by the Company with the notice provisions therein and the termination fee and expense reimbursement provisions set forth under "Fees and Expenses; Termination Fee"; or

        (g) by the Company, if the Purchaser shall have failed to commence the Offer within 15 days following the date of the Merger Agreement; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be commenced by such time.

    TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to acceptance for payment of Shares pursuant to and subject to the conditions of the Offer (the "SPECIFIED DATE"), a majority of the members of the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of such Board to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that a majority of the members of the Board of Directors of the Company determines in good faith is or is reasonably likely to result in a Superior Proposal (as defined below) and which Takeover Proposal was not solicited by it in breach of this provision or which did not otherwise result from a breach of this provision, and subject to providing prior written notice of its decision to take such action to Parent and compliance with the notification provisions described below, (x) furnish information with respect to the Company and its subsidiaries to any person making such Takeover Proposal pursuant to a customary confidentiality agreement (PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision in, or omits restrictive provisions, contained in the Confidentiality Agreement dated as of January 17, 2001 between Parent, the Company and Havas (the "CONFIDENTIALITY AGREEMENT"), then the Confidentiality Agreement shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions as applicable) and (y) participate in discussions or negotiations regarding such Takeover Proposal.

    "SUPERIOR PROPOSAL" means any offer not solicited by the Company in breach of the provisions described above made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, all or substantially all of the Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries and otherwise on terms which a majority of the members of the Board of Directors of the Company determines in good faith (after consultation with outside counsel and following receipt of the advice of a financial advisor of nationally recognized reputation) (i) to be more favorable to the Company's stockholders than the Offer and the Merger (as amended in accordance with the terms of the Merger Agreement or as proposed to be amended pursuant to any New Parent Proposal (as defined below)) after taking into account all constituencies (including stockholders), the terms of the Merger Agreement and pertinent factors permitted under the MBCL, (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the members of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (iii) for which, in the good faith judgment of a majority of the members of the Board of Directors of the Company, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

    "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

    The Merger Agreement further provides that, except as described below, neither the Company nor the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal, or (iv)(x) redeem the Rights pursuant to the Rights Agreement, (y) waive or amend any provisions of the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement, in any such case to permit or facilitate the consummation of a Takeover Proposal, or propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Specified Date, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of the Company's obligations described above, the Board of Directors of the Company may (subject to this sentence and the definition of the term "SUPERIOR PROPOSAL"), if a majority of the members of the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of such Board to the Company's stockholders under applicable law, withdraw or modify the approval or recommendation by such Board of Directors of the Merger Agreement, the Offer or the Merger or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only (x) at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to take such action (during which period the Company shall negotiate in good faith with Parent and the Purchaser concerning any New Parent Proposal), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (y) if, at the time of such withdrawal, modification or termination, such proposal continues to be a Superior Proposal, taking into account any amendment of the terms of the Offer or the Merger by Parent or any proposal by Parent to amend the terms of the Merger Agreement, the Offer or the Merger (a "NEW PARENT PROPOSAL").

    In addition to the obligations of the Company set forth in the preceding paragraphs, the Company shall promptly (and no later than 48 hours) advise Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. The Company will promptly keep Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

    The Merger Agreement provides that the provisions described above will not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of a majority of the members of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that, subject to the provisions set forth above, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    Pursuant to the Merger Agreement, the Company acknowledges and agrees that in the event a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders or any person has announced an intention (whether or not conditional) to make a Takeover Proposal, thereafter, the "standstill" provisions of the Confidentiality Agreement will cease to apply to Parent and the Purchaser.

    FEES AND EXPENSES; TERMINATION FEE. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Parent will file any tax return with respect to, and will pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of the Company's real property (collectively, the "REAL ESTATE TRANSFER TAXES") as a result of the Merger (other than any such taxes that are solely the obligations of a stockholder of the Company, in which case the Company shall pay any such taxes). The Company will cooperate with Parent in the filing of such tax returns including, in the case of the Company, supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of the Company subject to the Real Estate Transfer Taxes will be as agreed to between Parent and the Company.

    In the event that (1) a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders or any person has announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to paragraph (b)(i)(A) under "Termination of the Merger Agreement" (as a result of the failure to satisfy the Minimum Tender Condition or the condition set forth in paragraph (f) of Section 14) or paragraph (b)(i)(B) under "Termination of the Merger

Agreement" or (2) the Merger Agreement is terminated by Parent pursuant to paragraph (d)(i) under "Termination of the Merger Agreement" or (3) the Merger Agreement is terminated by Parent pursuant to paragraph (d)(ii) or
(d)(iii) under "Termination of the Merger Agreement" or by the Company pursuant to paragraph (f) under "Termination of the Merger Agreement", then in any such case the Company shall promptly, but in no event later than the date of such termination, pay to Parent a fee equal to $34,653,341 (the "TERMINATION FEE"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Parent pursuant to a termination by Parent pursuant to clause (1) or (2) of this paragraph unless and until within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (which, for purposes of this proviso shall have the meaning assigned under "Takeover Proposals" except that references to "15%" shall be deemed to be references to "35%"), in which event the Termination Fee shall be payable upon the first to occur of such events. Pursuant to the Merger Agreement, the Company acknowledges that the agreements described in this paragraph are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent would not enter into the Merger Agreement; accordingly, if the Company fails promptly to pay the amounts set forth in this paragraph, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this paragraph, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this paragraph at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    The Company acknowledges and agrees that in the event of a breach of its obligations under "Takeover Proposals", the payment of the Termination Fee shall not constitute the exclusive remedies available to Parent, and that Parent shall be entitled to any other remedies provided for in the Merger Agreement, including injunction and specific performance, and all other remedies available at law or in equity to which Parent is entitled.

    CONDUCT OF BUSINESS. The Merger Agreement provides that, except as set forth in the Company's disclosure schedule to the Merger Agreement, as otherwise contemplated by the Merger Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed, during the period from the date of the Merger Agreement to the earliest of (A) such time as nominees of Parent shall comprise a majority of the members of the Company's Board of Directors, (B) the termination of the Merger Agreement in accordance with the provisions described under "Termination of the Merger Agreement" or
(C) the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of the Merger Agreement to the earliest of (A) such time as nominees of Parent shall comprise a majority of the members of the Company's Board of Directors, (B) the termination of the Merger Agreement in accordance with the provisions described under "Termination of the Merger Agreement" or (C) the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

           (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, and except for regular dividends of not more than $0.135 per share payable each calendar quarter to the Company's stockholders (PROVIDED that no such dividend shall be declared after the date of the Merger Agreement unless the purchase of shares pursuant to the Offer shall not have been consummated by August 15, 2001),
       (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (as defined in the Merger Agreement) (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, stock appreciation rights or stock-based performance units other than the issuance of Shares upon the exercise of Target Stock Options (as defined in the Merger Agreement) outstanding as of the date of the Merger Agreement in accordance with their present terms;

          (iii) amend its articles of organization, by-laws or other comparable organizational documents;

           (iv) acquire, license or agree to acquire or license (A) by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or person or any interest therein or
       (B) any assets other than immaterial assets or assets acquired in the ordinary course of the Company's business operations consistent with past practice;

           (v) sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Lien imposed by law, such as a carriers', warehousemen's or mechanics' Lien) or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses out of finished goods or services in the ordinary course of business consistent with past practice;

           (vi) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business for working capital purposes (or to refund existing or maturing indebtedness) consistent with past practice not to exceed $300,000,000, at any time outstanding and except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries;

          (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) the Company or any direct or indirect wholly owned subsidiary of the Company or
       (B) Classwell Learning Group Inc., pursuant to existing obligations in written agreements of which Parent's legal and financial advisors have been provided copies (or given access) in connection with the transactions contemplated by the Merger Agreement;

         (viii) make or agree to make any new capital expenditures, other than capital expenditures relating to book plate assets, or enter into any agreements providing for payments which, individually, are in excess of $1,000,000 or, in the aggregate, are in excess of $25,000,000;

           (ix) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the Merger Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in documents the Company has filed with the Commission or incurred since the date of such financial statements, or (B) subject to the provisions described under "Takeover Proposals", waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

           (x) except as required in order to comply with law and except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any Target Benefit Plan (as defined in the Merger Agreement) or Target Benefit Agreement (as defined in the Merger Agreement), (y) change any actuarial or other assumption used to calculate funding obligations with respect to any Target Pension Plan (as defined in the Merger Agreement), or change the manner in which contributions to any Target Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Target Benefit Plan or Target Benefit Agreement;

           (xi) (w) other than in the ordinary course of business consistent with past practice (other than with respect to executive officers), increase the compensation, bonus, royalties, commissions, or other benefits of any current or former director, consultant, officer developer, author, illustrator, publisher, editor or other employee,
       (x) grant any current or former director, consultant, officer, developer, author, illustrator, publisher, editor or other employee or independent contractor any increase in severance or termination pay, (y) amend or modify any Target Stock Option, or (z) or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person;

          (xii) transfer or license to any person or entity or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights (as defined in the Merger Agreement) of the Company and its subsidiaries other than in the ordinary course of business consistent with past practices;

         (xiii) enter into or amend any Contract (as defined in the Merger Agreement) of the type listed in Section 3.01(r) of the Merger Agreement;

          (xiv) obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office, warehouse or similar facility of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

          (xv) increase the headcount of full-time, permanent employees of the Company or its subsidiaries by an amount inconsistent with past practice;

          (xvi) except insofar as may be required by a change in generally accepted accounting principles, make any changes in accounting methods, principles or practices;

         (xvii) take any action that would, or that would reasonably be expected to, result in any condition to the Offer or the Merger set forth in
       Section 14 not being satisfied; or

         (xviii) authorize, or commit, resolve or agree to take, any of the foregoing actions.

    BOARD OF DIRECTORS. The Merger Agreement provides that upon the purchase of Shares pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate such number of directors of the Company, rounded down to the next whole number, as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. "BOARD

FRACTION" shall mean a fraction, the numerator of which shall be the number of Shares that Parent and its subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding. Subject to the Company's disclosure schedule to the Merger Agreement, in furtherance thereof, subject to applicable law, the Company shall promptly take such actions as are necessary to enable such designees of Parent to be elected or appointed to the Company's Board of Directors, including increasing the number of directors on the Company's Board of Directors and obtaining the resignations of a number of its incumbent directors, or both. The Company shall use its best efforts to cause the vacancies created by such increase in the number of directors or the resignation of incumbent directors to be filled by the designees of Parent. At such time, the Company shall also, subject to applicable law, take all action necessary to cause persons designated by Parent to constitute the same Board Fraction of
(i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

    Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election or appointment of the designees of Parent to the Company's Board of Directors, including mailing to its stockholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Parent or the Purchaser shall have provided to the Company on a timely basis all information required to be included in such information statement with respect to Parent's designees. Parent and the Purchaser shall be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

    In the event that Parent's designees are elected or appointed to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least two directors of the Company who are directors on the date hereof and who are not affiliates of Parent or the Purchaser (the "INDEPENDENT DIRECTORS"); PROVIDED that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be shareholders, affiliates or associates of Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. The Independent Directors shall form a committee that, during the period from the time Shares are purchased pursuant to the Offer until the Effective Time, shall have the sole power and authority, by a majority vote of such Independent Directors, for the Company to (a) amend or terminate the Merger Agreement or to extend the time for the performance of any of the obligations or other acts of Parent or the Purchaser under the Offer, the Merger or the Merger Agreement, (b) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, or (c) take any other action under or in connection with the Merger Agreement if such action materially and adversely affects holders of Shares other than Parent or the Purchaser.

    STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Company shall ensure that
(i) each holder (each, an "OPTIONEE") of an outstanding Target Stock Option shall have the right to irrevocably elect, subject to satisfaction of the conditions set forth in clause (d) under "Conditions to the Merger", to surrender, immediately prior to the acceptance for payment of Shares pursuant to the Offer, any outstanding and unexercised Target Stock Option then held by the Optionee in exchange for a cash payment equal to (x) the excess, if any, of
(A) the price per Share to be paid pursuant to the Offer over (B) the exercise price per Share subject to such Target Stock Option, multiplied by (y) the number of Shares issuable pursuant to the unexercised portion of such Target Stock Option, less any tax withholding required by the Code or any provision of state or local law, payable not later than twenty days after the earlier of the satisfaction of the conditions set forth in clause (d) under "Conditions to the Merger" and five days after the Effective Time, (ii) each Optionee shall have the right to purchase, effective as of the consummation of the Merger, subject to the consummation of the Merger and in accordance with the terms of the relevant plan or document, all or any part of the Shares subject to any Target Stock Option held by the Optionee, whether vested or unvested, and that each Share so purchased shall be converted, as of the Effective Time, in the right to receive the price paid per Share in the Offer (the "MERGER CONSIDERATION"), less any tax withholding required by the Code or any provision of state or local law, and
(iii) each Target Stock Option (with respect to which an Optionee has not exercised one of the rights set forth in this section) shall terminate and expire as of the Effective Time.

    The Merger Agreement further provides that prior to the Effective Time, the Company shall take or cause to be taken such actions as are required to cause
(i) the Target Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Target Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time.

    EMPLOYEE MATTERS. The Merger Agreement provides that Parent shall provide, or cause to be provided, from the Effective Time through December 31, 2002, to current employees of the Company and its subsidiaries who continue employment through the Effective Time (the "COMPANY EMPLOYEES"), taken as a whole, employee benefits (disregarding for such purpose any Target Benefit Plans or Target Benefit Agreements that provide for equity and/or equity-based compensation) and annual bonus opportunities that are, in the aggregate, substantially equivalent to the employee benefits and annual bonus opportunities (without regard to form of payment) provided to the Company Employees immediately prior to the Effective Time; PROVIDED that neither Parent nor the surviving corporation in the Merger shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; PROVIDED, FURTHER, that no plans or arrangements of the Company or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

    For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Parent and its subsidiaries providing benefits to Company Employees (the "PARENT PLANS"), Parent shall credit, and shall cause the surviving corporation in the Merger to credit, each Company Employee with his or her years of service with the Company and its subsidiaries and any predecessor entities, to the same extent as such Company Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Target Benefit Plan. The Parent Plans shall not deny Company Employees coverage on the basis of pre-existing conditions and shall credit such Company Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Parent Plans.

    Nothing contained in this subsection "Employee Matters" or elsewhere in the Merger Agreement shall be construed to prevent the termination of employment of any individual Company Employee or any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Target Benefit Plan or Target Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

    INDEMNIFICATION, EXCULPATION AND INSURANCE. Pursuant to the Merger Agreement, Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect on the date hereof), the existence of which does not constitute a breach of the Merger Agreement, shall be assumed by the surviving corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the surviving corporation in the Merger to honor all such rights.

    In the event that the surviving corporation in the Merger or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the surviving corporation in the Merger, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the surviving corporation in the Merger assume the obligations set forth in this subsection "Indemnification, Exculpation and Insurance".

    The surviving corporation in the Merger shall, at its option, either
(i) maintain for a period of not less than six years after the Effective Time, the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O INSURANCE") with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of the Merger Agreement (such 150% amount the "MAXIMUM PREMIUM"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the surviving corporation in the Merger will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. At the option of Parent, Parent may assume the obligations of the surviving corporation in the Merger set forth in this subsection "Indemnification, Exculpation and Insurance", and thereafter neither Parent nor the surviving corporation in the Merger shall have any further obligations pursuant to this paragraph for so long as Parent continues to so assume the obligations of the surviving corporation in the Merger.

    From and after the consummation of the Offer, to the full extent permitted by law, Parent shall, and shall cause the Company (or any successor to the Company) to, indemnify, defend and hold harmless the present officers and directors of the Company and its subsidiaries (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "LOSSES") arising out of actions or omissions occurring at or prior to the Effective Time in connection with the Merger Agreement, the Offer and the Merger; PROVIDED, HOWEVER, that an Indemnified Party shall not be entitled to indemnification under this paragraph for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of the Merger Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this paragraph, an Indemnified Party must give Parent and the Company prompt written notice of any third party claim which may give rise to any indemnity obligation under this paragraph, and Parent and the Company shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent and the Company do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel, and shall advance such reasonable costs and expenses to the Indemnified Party; PROVIDED, HOWEVER, that such advance shall be made only after receiving an undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor. Neither Parent nor the Company shall be liable under this paragraph for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of Parent and the Company. Any settlement involving an Indemnified Party shall provide for a full release of such Indemnified Party.

    The provisions of this subsection "Indemnification, Exculpation and Insurance" (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and
(ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    REASONABLE EFFORTS. The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to closing of the Merger to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement; PROVIDED, HOWEVER, that Parent will not be required to agree to, or proffer to, (i) divest or hold separate any of Parent's, the Company's or any of their respective subsidiaries' or affiliates' businesses or assets (other than DE MINIMIS divestitures of immaterial assets) or (ii) cease to conduct business or operations in any jurisdiction in which Parent, the Company or any of their respective subsidiaries conducts business or operations as of the date of the Merger Agreement.

    In connection with and without limiting the foregoing, the Company and its Board of Directors and Parent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement or any other transaction contemplated thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; subsidiaries; capitalization; corporate authorizations; government authorizations; Commission filings;

absence of undisclosed liabilities; accuracy of certain disclosures; absence of certain changes; litigation; compliance with laws; environmental matters; employment agreements; ERISA compliance; taxes; stockholder voting requirements; state takeover statutes; opinion of the Company's financial advisor; intellectual property; contracts; state adoption contracts; and the Rights Agreement.

    Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified as to "materiality" or "material adverse effect". For purposes of the Merger Agreement and the Offer, the term "MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business, assets or results of operations or condition (financial or other) of the relevant party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, condition or development or state of facts (i) relating to the U.S. economy in general, (ii) relating to the industries in which such party operates in general (and not having a materially disproportionate effect on such party relative to most other industry participants), (iii) in respect of changes in such party's stock price, in and of itself, (iv) resulting from the announcement of the Merger Agreement and the transactions contemplated thereby or (v) in the case of the Company, resulting from the failure to secure adoption contracts as a result of the pendency of the Merger Agreement.

    PROCEDURE FOR AMENDMENT, EXTENSION, WAIVER OR TERMINATION. The Merger Agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the proviso of the previous paragraph, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

    Subject, in the case of the Company, to the third paragraph under the subsection "Board of Directors", a termination of the Merger Agreement pursuant to the subsection "Termination of the Merger Agreement", an amendment of the Merger Agreement pursuant to the first paragraph of this subsection "Procedure for Amendment, Extension, Waiver or Termination" or an extension or waiver pursuant to the preceding paragraph shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment to the Merger Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

THE CONFIDENTIALITY AGREEMENT

    Pursuant to the Confidentiality Agreement, the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Confidentiality Agreement also contains customary standstill provisions. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

PLANS FOR THE COMPANY

    If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, Parent may designate its representatives as a majority of the Company's Board of Directors. Following completion of the Offer and the Merger, Parent intends to integrate the Company's operations with those of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, capitalization, management or dividend policy.

APPRAISAL RIGHTS

    The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Sections 85 through 98 of the MBCL (the "APPRAISAL PROVISIONS") to dissent and demand appraisal and obtain payment in cash for the fair value of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of the fair value of their Shares. If a stockholder and the surviving corporation in the Merger do not agree on such fair value, the stockholder will have the right to receive a judicial determination of the fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest payable from the date of the vote approving the Merger Agreement at such rate as a court may determine. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    If any holder of Shares who demands appraisal under the Appraisal Provisions fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the Appraisal Provisions, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his or her demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

    The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to Sections 85 through 98 of the MBCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 85 THROUGH 98 OF THE MBCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING-PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    As discussed in Section 12, the Merger Agreement provides that from June 1, 2001, to the earliest of (A) such time as nominees of Parent shall comprise a majority of the members of the Company's Board of Directors, (B) the termination of the Merger Agreement in accordance with Section 12 "Termination of the Merger Agreement" or (C) the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, and except for regular dividends of not more than $0.135 per share payable each calendar quarter to the Company's stockholders (PROVIDED that no such dividend shall be declared after the date of the Merger Agreement unless the purchase of shares pursuant to the Offer shall not have been consummated by August 15, 2001), declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock.

14. CERTAIN CONDITIONS OF THE OFFER

    The Merger Agreement provides that notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Tender Condition shall have been satisfied and
(ii) any waiting period (and any extension thereof) applicable to the purchase of Shares pursuant to the Offer or to the Merger under the HSR Act shall have been terminated or shall have expired and any approvals under any Foreign Antitrust Laws applicable to the purchase of Shares pursuant to the Offer or to the Merger shall have been obtained. The term "FULLY DILUTED SHARES" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and, subject to Section 1, may terminate or amend the Offer, with the consent of the Company or if, as of the scheduled expiration date of the Offer (as extended pursuant to Section 1) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a) any Restraint shall be in effect preventing the purchase of Shares pursuant to the Offer or the Merger or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or issued by any Governmental Entity that would be reasonably likely to result in any of the consequences referred to in paragraph (b) below;

        (b) there shall be pending any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Shares (or shares of common stock of the surviving corporation in the Merger) by Parent or the Purchaser, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective subsidiaries of any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, or to compel the Company or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and their respective subsidiaries taken as a whole;

        (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any Governmental Entity in the United States on the extension of credit by banks or other financial institutions;

        (d) any representation and warranty of the Company set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall not be true and correct, in each case, as of the date of the Merger Agreement or as of the scheduled or extended expiration of the Offer (except to the extent such representation and warranty is expressly made as of an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually and in the aggregate, are not reasonably likely to have a material adverse effect on the Company;

        (e) the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants required to be performed or complied with by it under the Merger Agreement;

        (f) the Rights shall have become exercisable; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms,

which, in the sole and reasonable judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Chapter 110F of the Massachusetts General Laws ("MGL") in general prohibits a Massachusetts corporation such as the Company from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 5% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. The Company's Board of Directors has approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement for purposes of Chapter 110F of the MGL. Therefore, Chapter 110F of the MGL is inapplicable to the Offer and the Merger.

    Under Chapter 110D of the MGL, unless the articles of organization or by-laws of a Massachusetts corporation provide that such Chapter is not applicable to the corporation, any stockholder of a Massachusetts corporation subject to Chapter 110D who acquires 20% or more of the outstanding shares of the voting stock of the corporation (the "INTERESTED SHARES") may not vote such shares unless the stockholders holding a majority of the outstanding voting stock (excluding the interested shares) of the corporation so authorize. Chapter 110D of the MGL does not apply to the Company because the Company's by-laws so provide.

    Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST

    UNITED STATES ANTITRUST LAW. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent is in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    OTHER FOREIGN LAWS. The Company and Parent and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

    Lazard Freres & Co. LLC is acting as Dealer Manager for the Offer and in addition an affiliate (such affiliate, together with Lazard Freres & Co. LLC, "LAZARD") is providing certain financial advisory services to Parent and the Purchaser in connection with their acquisition of the Company, for which services Lazard will receive customary compensation. Parent also has agreed to reimburse Lazard for reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Lazard and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Lazard and its affiliates may actively trade or hold the securities of Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and the Purchaser have retained Georgeson Shareholder
Communications Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          SORAYA MERGER INC.

June 8, 2001

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director or executive officer is Vivendi Universal, 42, avenue de Friedland, 75380 Paris Cedex 08, France, except that the business address of Edgar M. Bronfman and Edgar Bronfman, Jr. is 375 Park Avenue, New York, New York 10152.

  NAME, POSITION WITH PARENT
       AND CITIZENSHIP          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
------------------------------  -----------------------------------------------------------------
Jean-Marie Messier,             Chairman and Chief Executive Officer of Parent since 1994.
Chairman and Chief Executive
Officer
French

Edgar Bronfman, Jr.,            Executive Vice Chairman of Parent. President and Chief Executive
Executive Vice Chairman         Officer of Seagram from 1994 to 2000. Also a director of USA
American                        Networks, Inc.

Eric Licoys, Co-Chief           Co-Chief Operating Officer of Parent. Chairman and Chief
Operating Officer               Executive Officer of Vivendi Universal Publishing since 1998.
French                          Advisor to Parent's Chairman from 1997 to 1999. Chairman of
                                Lazard Freres & Cie from 1996 to 1997.

Pierre Lescure                  Co-Chief Operating Officer of Parent. Chairman and Chief
French                          Executive Officer of CANAL+ and Chairman of the Executive Board
                                of Groupe CANAL+.

Bernard Arnault                 Chairman and Chief Executive Officer of LVMH.
French

Jean-Louis Beffa                Chairman and Chief Executive Officer of Compagnie de Saint-
French                          Gobain.

Edgar M. Bronfman               Former Chairman of the Board of Seagram.
Canadian

Richard H. Brown                Chairman and Chief Executive Officer of Electronic Data Systems
American                        Corporation since January 1, 1999. From July 1996 to December
                                1998, Chief Executive Officer of Cable and Wireless plc. From May
                                1995 to July 1996, President and Chief Executive Officer of H&R
                                Block, Inc.

Jean-Marc Espalioux             Chairman of the Executive Board of Accor since 1997. Previously a
French                          member of the Executive Committee of Parent and then Deputy Chief
                                Executive Officer of Parent.

Philippe Foriel-Destezet        Chairman and Chief Executive Officer of Adecco. Chairman of
French                          Nescofin UK Ltd.

Jacques Friedmann               Retired Chairman of the Supervisory Board of AXA-UAP (Chairman
French                          from 1993-2000).

  NAME, POSITION WITH PARENT
       AND CITIZENSHIP          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
------------------------------  -----------------------------------------------------------------
Esther Koplowitz                Chairman and member of the Board of Directors of Fomento de
Spanish                         Construcciones y Contratas.

Marie-Josee Kravis              Senior Fellow, Hudson Institute Inc.
Canadian

Henri Lachmann                  Chairman and Chief Executive Officer of Schneider Electric since
French                          1999. Chairman and Chief Executive Officer of Groupe Strafor
                                Facom from 1983 to 1998.

Samuel Minzberg                 Chairman of Claridge Inc.
Canadian

Simon Murray                    Chairman of GEMS Ltd. since 1998.
British

Serge Tchuruk                   Chairman and Chief Executive Officer of Alcatel.
French

Rene Thomas                     Honorary Chairman and Director of Banque Nationale de Paris-
French                          Paribas. Chairman and Chief Executive Officer of Banque Nationale
                                de Paris from 1961 to 1993.

Marc Vienot                     Honorary Chairman and Director of Societe Generale. Chairman and
French                          Chief Executive Officer of Societe Generale from 1973 to 1997.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Soraya
Merger Inc., in care of Vivendi Universal Holding I Corp. at 800 Third Avenue, Seventh Floor, New York, New York 10022. All such directors and executive officers listed below are citizens of the United States.

NAME, POSITION WITH PURCHASER
       AND CITIZENSHIP          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
------------------------------  -----------------------------------------------------------------
Debra Ford, President,          Manager of Corporate Transactions at Parent. Manager of Corporate
Treasurer and Clerk             Secretarial and Compliance at Joseph E. Seagram & Sons, Inc. from
                                1996 to 2001.

George E. Bushnell, III,        Vice President Corporate Counsel of Parent. Assistant Secretary
Assistant Treasurer             and Corporate Counsel of Joseph E. Seagram & Sons, Inc. from 1991 to 2001.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS

                              THE BANK OF NEW YORK

 BY REGISTERED OR CERTIFIED     BY FACSIMILE TRANSMISSION:    BY HAND OR OVERNIGHT COURIER:
            MAIL:               (for Eligible Institutions    Tender & Exchange Department
Tender & Exchange Department               Only)                   101 Barclay Street
       P.O. Box 11248                 (212) 815-6213           Receive and Deliver Window
    Church Street Station          FOR CONFIRMATION ONLY        New York, New York 10286
New York, New York 10286-1248           TELEPHONE:
                                      (212) 815-6156

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                          17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (800) 223-2064

                        THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                         (212) 632-6717 (CALL COLLECT)